I.	INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this 6th day of
August, 2004 by and between Mercantile Capital
Advisors, Inc., a Maryland corporation, in its role
as Manager (the "Manager") of the Mercantile
Alternative Strategies Fund LLC, a Delaware limited
liability company (the "Company"); and Robeco-Sage
Capital Management, L.L.C., a Delaware limited
liability company (the "Adviser") and the Company.
1.	Duties of Adviser.
(a)	The Manager hereby appoints the Adviser
to act as investment adviser to the Company,
for the period and on the terms set forth in
this Agreement, pursuant to the policies set
forth in the Company's Private Placement
Memorandum and the Investment Management
Agreement between the Company and the Manager
(the "Management Agreement"), as the
Management Agreement may be amended from time
to time with notice to the Adviser.  The
Adviser specifically acknowledges its
obligations to follow the policies as set
forth in the Company's Private Placement
Memorandum and the Management Agreement,
provided that the Adviser shall not be
obligated to follow any amendment to the
policies to the Company or the Management
Agreement that increases its obligations,
responsibilities or liabilities thereunder
until it has received actual notice of such
amendment and has agreed thereto in writing.
The Manager employs the Adviser to formulate a
continuing investment program in accordance
with the investment objective and strategies
set forth in the Company's Private Placement
Memorandum and to manage the investment and
reinvestment of the assets of the Company, to
review, supervise and administer the
investment program of the Company, to
determine in its discretion the securities to
be purchased or sold and the portion of the
Company's assets to be held uninvested, to
provide the Manager and the Company with
records concerning the Adviser's activities
which the Company is required to maintain and
upon request, to render reports to the
Company's officers and Board of Directors (the
"Board") concerning the Adviser's discharge of
the foregoing responsibilities. Without
limiting the generality of the foregoing, the
Adviser is specifically authorized to invest
the Company's assets (which may constitute, in
the aggregate, all of the Company's assets) in
unregistered investment funds or other
investment vehicles and registered investment
companies ("Investment Funds") which are
managed by investment managers ("Investment
Managers").  The Adviser shall discharge the
foregoing responsibilities subject to the
oversight of the officers and the Board, and
in compliance with the objectives, policies
and limitations set forth in the Company's
private placement memorandum, as the same may
be amended or supplemented from time to time
with notice to the Adviser, and applicable
laws and regulations.
(b)	Without limiting the forgoing, the
Adviser acknowledges its responsibility and
agrees to conduct proper due diligence on
potential investments in the Investment Funds
and their Investment Managers, including,
without limitation, reviewing the valuation
procedures of each Investment Fund and making
a determination that such Investment Fund
complies with the valuation procedures adopted
by the Company.
(c)	The Adviser shall vote proxies with
respect to the Investment Funds or any other
portfolio securities in accordance with its
Proxy Voting Policies and Procedures, a copy
of which has been provided to the Company and
the Manager.
(d)	The Adviser accepts such employment and
agrees to render the services and to provide,
at its own expense, the office space,
furnishings and equipment and the personnel
required by it to perform the services on the
terms and for the compensation provided
herein.
2.	Portfolio Transactions.
(a)	To the extent applicable, the Adviser is
authorized to select the brokers or dealers
that will execute the purchases and sales of
securities for the Company and is directed to
use its best efforts to obtain the best
available price and most favorable execution,
except as prescribed herein.
(b)	The Adviser will promptly communicate to
the officers and the Board such information
relating to portfolio transactions as they may
reasonably request.
3.	Compensation of the Adviser.
(a)	For the services to be rendered by
the Adviser as provided in Section 1 of this
Agreement, the Manager shall pay to the Adviser a
portion of the management fee (the "Management Fee")
received by the Manager from the Company, pursuant
to the LLC Agreement, at the end of each quarter.
The Management Fee received by the Manager from the
Company is equal to 0.3125% (approximately 1.25% on
an annualized basis) of the Company's net assets.
The Adviser's portion of the Management Fee shall be
equal to 50% of 0.3125% (approximately 1.25% on an
annualized basis) of the Company's net assets  and
shall be payable within 15 days of receipt by the
Manager of such fee from the Company.  The
Management Fee will be computed based on the capital
account of each member of the Company as of the end
of business on the last business day of each quarter
in the manner set out in the LLC Agreement.
(b)	The Manager shall also pay
to the Adviser an amount equal to 50% of any
Incentive Fee (as described in the Company's Private
Offering Memorandum and the investment advisory or
management agreement between the Company and the
Manager) payable to the Manager at the end of each
fiscal year.  For these purposes (i.e., determining
the portion of the Incentive Fee payable to the
Adviser), the Incentive Fee payable to the Manager
shall be calculated pursuant to the Incentive Fee
formula/rate in effect on the date of this Agreement
as is currently set forth in the investment advisory
or management agreement between the Manager and the
Company.  The Incentive Fee shall be due and payable
by the Manager within 15 days after it has been
received by the Manager at the end of each fiscal
year; provided, however, that in the event this
Agreement is terminated prior to the end of any
fiscal year, the amount payable pursuant to this
paragraph shall be determined as if such fiscal year
had ended as of the date of such termination.
(c)	Any reduction in the Management
Fee or the Incentive Fee payable to the Manager,
whether voluntary, as a result of a contractual
limitation on expenses, or otherwise, shall not
result in any reduction to the amounts payable to
the Advisor as set forth in (a) and (b) of this
section
(d)	In addition to its portion of the
Management Fee and the Incentive Fee stated above,
the Adviser will be reimbursed by the Company for
all out-of-pocket expenses relating to services
provided to the Company.
4.	Other Services.
The Adviser will provide to the Company,
or will arrange at its expense to be provided to the
Company, such management and administrative services
as may be agreed upon from time to time by the
Adviser and the Manager.
a)	5.	Reports.
The parties agree to furnish to each
other any current prospectuses, proxy statements,
reports to partners, certified copies of their
financial statements, and such other information
with regard to their affairs as each may reasonably
request in connection with this Agreement.
The Adviser shall submit and present to
the Board reports of the assets of the Company, the
value of such assets, and the performance of the
Investment Funds on a quarterly basis.  All
investment information supplied by the Adviser to
the Manager and the Board is confidential and is to
be used by the Company for internal purposes only.
Upon termination of this Agreement, the Adviser
shall promptly, upon demand, return to the Manager
all records (or copies of such records) that the
Manager reasonably believes are necessary in order
to discharge its responsibilities to the Account.
6.	Basic Business Records.
The Adviser shall comply with the
applicable record-keeping requirements of a
registered investment adviser of a registered
investment company outlined in the 1940 Act and in
the Advisers Act, and as otherwise set forth in
Exhibit A.
7.	Status of Adviser.
It is understood that Adviser performs
investment advisory services for various clients other than the Company. The Company agrees that Adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given, or the time or nature of action taken, with respect to the Company, so long as it is Adviser's policy, to the extent practical, to seek to allocate investment opportunities to the Company over a period of time on a fair and equitable basis relative to other clients. Nothing in this Agreement shall be deemed to impose upon Adviser any obligation to purchase or sell for the Company any security or property which Adviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or for the account of any other client, if in the sole discretion of Adviser such transaction or investment appears unsuitable, impractical or undesirable for the Company.

8.	Custody.
The assets of the Company shall be held
in the custody of a bank, trust company, brokerage
firm or other entity in accordance with the 1940
Act.  The Company has notified the Adviser as to the
identity of the custodian as of the date hereof, and
shall notify the Adviser of any subsequent changes
in the custodian.  The Company shall be responsible
for all custodial arrangements and the payment of
all custodial charges and fees, and the Adviser
shall have no responsibility or liability with
respect to custody arrangements made by the Company
or the acts, omissions or other conduct of the
custodian selected by the Company.
9.	Liability of Adviser.
In the absence of willful misfeasance,
bad faith or gross negligence on the part of the
Adviser in performance of its obligations and duties
hereunder, the Adviser shall not be subject to any
liability whatsoever to the Company, or to any
member of the Company (each, a "Member," and
collectively, the "Members"), to the Manager, or to
any affiliate of the Manager for any error of
judgment, mistake of law or any other act or
omission in the course of, or connected with,
rendering services hereunder including, without
limitation, for any losses that may be sustained in
connection with the purchase, holding, redemption or
sale of any security on behalf of the Company.  The
Adviser does not represent that any level of
performance will be achieved.
10.	Indemnification.
(a)	To the fullest extent permitted by law,
the Company and Manager shall, subject to
Section 10(c) of this Agreement, indemnify the
Adviser (including for this purpose each
officer, director, partner, principal,
employee or agent of, or any person who
controls, is controlled by or is under common
control with, the Adviser, and their
respective executors, heirs, assigns,
successors or other legal representatives)
(each such person being referred to as an
"indemnitee") against all losses, claims,
damages, liabilities, costs and expenses
arising by reason of being or having been
Adviser to the Company, or the past or present
performance of services to the Company in
accordance with this Agreement by the
indemnitee, except to the extent that the
loss, claim, damage, liability, cost or
expense was caused by reason of willful
misfeasance, bad faith or gross negligence of
the duties involved in the conduct of the
indemnitee's office. These losses, claims,
damages, liabilities, costs and expenses
include, but are not limited to, amounts paid
in satisfaction of judgments, in compromise,
or as fines or penalties, and counsel fees and
expenses, incurred in connection with the
defense or disposition of any action, suit,
investigation or other proceeding, whether
civil or criminal, before any judicial,
arbitral, administrative or legislative body,
in which the indemnitee may be or may have
been involved as a party or otherwise, or with
which such indemnitee may be or may have been
threatened, while in office or thereafter. The
rights of indemnification provided under this
Section are not to be construed so as to
provide for indemnification of an indemnitee
for any liability (including liability under
U.S. federal securities laws which, under
certain circumstances, impose liability even
on persons that act in good faith) to the
extent that indemnification would be in
violation of applicable law, but shall be
construed so as to effectuate the applicable
provisions of this Section.
(b)	Expenses, including counsel fees and
expenses, incurred by any indemnitee (but
excluding amounts paid in satisfaction of
judgments, in compromise, or as fines or
penalties) may be paid from time to time by
the Company in advance of the final
disposition of any action, suit, investigation
or other proceeding upon receipt of an
undertaking by or on behalf of the indemnitee
to repay to the Company amounts paid if a
determination is made that indemnification of
the expenses is not authorized under Section
10(a) of this Agreement, so long as (i) the
indemnitee provides security for the
undertaking, (ii) the Company is insured by or
on behalf of the indemnitee against losses
arising by reason of the indemnitee's failure
to fulfill his, her or its undertaking, or
(iii) a majority of the directors (each, a
"Director, " and collectively, the
"Directors") of the Company who are not
"interested persons" (as that term is defined
in the 1940 Act) of the Company ("Independent
Directors") (excluding any Director who is or
has been a party to any other action, suit,
investigation or other proceeding involving
claims similar to those involved in the
action, suit, investigation or proceeding
giving rise to a claim for advancement of
expenses under this Agreement) or independent
legal counsel in a written opinion determines
based on a review of readily available facts
(as opposed to a full trial-type inquiry) that
reason exists to believe that the indemnitee
ultimately shall be entitled to
indemnification.
(c)	As to the disposition of any action,
suit, investigation or other proceeding
(whether by a compromise payment, pursuant to
a consent decree or otherwise) without an
adjudication or a decision on the merits by a
court, or by any other body before which the
proceeding has been brought, that an
indemnitee is liable to the Company or its
Members by reason of willful misfeasance, bad
faith, gross negligence, or reckless disregard
of the duties involved in the conduct of the
indemnitee's office, indemnification shall be
provided in accordance with Section 10(a) of
this Agreement if (i) approved as in the best
interests of the Company by a majority of the
Independent Directors (excluding any Director
who is or has been a party to any other
action, suit, investigation or other
proceeding involving claims similar to those
involved in the action, suit, investigation or
proceeding giving rise to a claim for
indemnification under this Agreement) upon a
determination based upon a review of readily
available facts (as opposed to a full trial-
type inquiry) that the indemnitee acted in
good faith and in the reasonable belief that
the actions were in the best interests of the
Company and that the indemnitee is not liable
to the Company or its Members by reason of
willful misfeasance, bad faith, gross
negligence, or reckless disregard of the
duties involved in the conduct of the
indemnitee's office, or (ii) the Directors
secure a written opinion of independent legal
counsel based upon a review of readily
available facts (as opposed to a full trial-
type inquiry) to the effect that
indemnification would not protect the
indemnitee against any liability to the
Company or its Members to which the indemnitee
would otherwise be subject by reason of
willful misfeasance, bad faith or gross
negligence.
(d)	Any indemnification or advancement of
expenses made in accordance with this Section
shall not prevent the recovery from any
indemnitee of any amount if the indemnitee
subsequently is determined in a final judicial
decision on the merits in any action, suit,
investigation or proceeding involving the
liability or expense that gave rise to the
indemnification or advancement of expenses to
be liable to the Company or its Members by
reason of willful misfeasance, bad faith or
gross negligence. In any suit brought by an
indemnitee to enforce a right to
indemnification under this Section it shall be
a defense that, and in any suit in the name of
the Company to recover any indemnification or
advancement of expenses made in accordance
with this Section the Company shall be
entitled to recover the expenses upon a final
adjudication from which no further right of
appeal may be taken that, the indemnitee has
not met the applicable standard of conduct
described in this Section. In any suit brought
to enforce a right to indemnification or to
recover any indemnification or advancement of
expenses made in accordance with this Section,
the burden of proving that the indemnitee is
not entitled to be indemnified, or to any
indemnification or advancement of expenses,
under this Section shall be on the Company (or
on any Member acting derivatively or otherwise
on behalf of the Company or its Members).
(e)	An indemnitee may not satisfy any right
of indemnification or advancement of expenses
granted in this Section or to which he, she or
it may otherwise be entitled except out of the
assets of the Company, and no Member shall be
personally liable with respect to any such
claim for indemnification or advancement of
expenses.
(f)	The rights of indemnification provided
in this Section shall not be exclusive of or
affect any other rights to which any person
may be entitled by contract or otherwise under
law.  Nothing contained in this Section shall
affect the power of the Company to purchase
and maintain liability insurance on behalf of
the Adviser or any indemnitee.
11.	Duration and Termination.
This Agreement will become effective as
of the date first written above and will continue
for an initial two-year term and will continue
thereafter so long as such continuance is
specifically approved at least annually (a) by the
vote of a majority of the Directors who are not
parties to this Agreement or interested persons of
any such party, cast in person at a meeting called
for the purpose of voting on such approval, and (b)
by the Board or by vote of a majority of the
outstanding voting securities of the Company.  If
the Board officially considers terminating this
Agreement at any Board meeting, the Company agrees
to provide the Adviser with written notice that such
matter has been officially considered by the Board.
This Agreement may be terminated by the Manager at
any time, without the payment of any penalty, by the
Manager's recommendation to, and by a vote of a
majority of the entire Board or by vote of a
majority of the outstanding voting securities of the
Company on 60 days' written notice to the Adviser.
This Agreement may be terminated by the Adviser at
any time, without the payment of any penalty, upon
60 days' written notice to the Manager.  This
Agreement will automatically and immediately
terminate in the event of its assignment by the
Adviser, provided that an assignment to a successor
to all or substantially all of the Adviser's
business or to a wholly-owned subsidiary of such
successor that does not result in a change of actual
control of the Adviser's business shall not be
deemed to be an assignment for the purposes of this
Agreement.
12.	Representations of the Company.
The Company represents, warrants and
agrees that:
(a)	The retention of the Adviser by the
Company as investment adviser with respect to
the investment of all properties held by the
Company is authorized by the governing
documents relating to the Company.
(b)	The terms of this Agreement do not
violate any obligation by which the Company is
bound, whether arising by contract, operation
of law or otherwise.
(c)	This Agreement has been duly authorized
by appropriate action and when executed and
delivered will be binding upon the Company in
accordance with its terms, and the Company
will deliver to the Adviser such evidence of
such authority as the Adviser may reasonably
require, whether by way of a certified
resolution of otherwise.
(d)	The Company shall hold the Adviser
harmless from and indemnify the Adviser
against any and all liability or loss which the Adviser may incur or suffer, if and to the extent that such liability or loss was caused by the inaccuracy or breach by the Company of any of the provisions set forth in Paragraphs
12(a) through (c) hereof.

13.	Representations of the Adviser.

The Adviser represents, warrants and
agrees that:
(a)	It is registered as an investment
adviser under the Investment Advisers Act of
1940 and will maintain such registration in
full force and effect during the term of this
Agreement.
(b)	The terms of this Agreement do not
violate any obligation by which the Adviser is
bound, whether arising by contract, operation
of law or otherwise.
(c)	This Agreement has been duly authorized
by appropriate action and when executed and
delivered will be binding upon the Adviser in
accordance with its terms.
(d)	Subject to the terms of Sections 9 and
10 hereof, the Adviser shall hold the Company harmless from and indemnify the Company against any and all liability or loss which the Company may incur or suffer, if and to the extent that such liability or loss was caused by the inaccuracy or breach by the Adviser of any of the provisions set forth in Paragraphs
13(a) through (c) hereof.

14.	Definitions.
As used in this Agreement, the terms
"assignment," "interested persons," and a "vote of a
majority of the outstanding voting securities" shall
have the respective meanings set forth in Section
2(a)(4), Section 2(a)(19) and Section 2(a)(42) of
the 1940 Act.
15.	Amendment of Agreement.
This Agreement may be amended by mutual
consent, but the consent of the Manager must be
approved (a) by vote of a majority of those members
of the Board of the Company who are not parties to
this Agreement or interested persons of any such
party, cast in person at a meeting called for the
purpose of voting on such amendment, and (b) by vote
of a majority of the outstanding voting securities
of the Company; provided, however, that the vote
described in clause (b) shall not be required with
respect to any amendment that is intended to clarify
a term contained in this Agreement or is otherwise
permitted under the 1940 Act without such a vote.
16.	Severability.
If any provisions of this Agreement
shall be held or made invalid by a court decision,
statute, rule or otherwise, the remainder of this
Agreement shall not be affected thereby.
17.	Applicable Law.
This Agreement shall be construed in
accordance with the laws of the State of Delaware,
provided, however, that nothing herein shall be
construed in a manner inconsistent with the 1940
Act.
18.	Notices.
Any notice under this Agreement shall be
given in writing and deemed to have been duly given
when delivered by hand or facsimile or five days
after mailed by certified mail, post-paid, by return
receipt requested to the other party at the
principal office of such party.
19.	Counterparts.
This Agreement may be executed in one or
more counterparts, each of which shall be deemed to
be an original.
20.	Form ADV; Company Changes.
The Manager acknowledges receiving Part
II of the Adviser's Form ADV.  The Adviser covenants
that it will notify the Manager of any changes to
its membership within a reasonable time after such
change.
21.	Company Obligations.
The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the Directors, Members or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.


IN WITNESS WHEREOF, the parties hereto
have caused this Agreement to be executed by their
duly authorized officers as of the day and year
first written above.
22.	MERCANTILE CAPITAL ADVISORS, INC.

By: 	Kevin A. McCreadie
Title:	President


23.	MERCANTILE ALTERNATIVE STRATEGIES
FUND LLC

By:  	Kevin A. McCreadie
Title:	President


24.	ROBECO-SAGE CAPITAL MANAGEMENT,
L.L.C.

By:
Title:





II.	EXHIBIT A
The following is a list of records the Adviser is to keep on behalf of the Company.
1.	Basic Business Records.  The Adviser will maintain true, accurate, current, and complete copies, where necessary, of each of the following books and records:
a.	Originals of all written communications received and copies of all written communications sent by the Adviser relating to: (1)
recommendations or advice given or proposed;
b.	A list of all discretionary accounts;
c.	Powers of attorney and other evidences of the granting of any discretionary authority;
d.	Written agreements (or copies thereof) entered into by the Adviser on behalf of the Company;
e.	A copy of each written disclosure statement and amendment or revision given to any person and a record of the dates and persons to whom such statements were given or offered to be given;
f.	All written acknowledgments of receipt obtained from advisory clients relating to disclosure of soliciting fees paid by the
Adviser and copies of all disclosure statements delivered to advisory clients by such solicitors on behalf of the Company.
2.	Records for Investment Supervisory Accounts.  The Adviser must maintain a record for the Company, showing each Interest bought or sold and the date, amount, and price of each purchase and sale.  The Adviser must also maintain a record, by Investment Fund, for each investment in which the Company has a current position, the type of interest and the amount of the Company's current position.  These records need to be maintained and be true, accurate, current, and complete only to the extent that this information is reasonably available to, or obtainable by, the Adviser.
3.	Records pursuant to the Company's Code of Ethics
a.	A record of any violation of the Company's Code of Ethics, and any action taken as a result of the violation, in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;
b.	A copy of each report made by an Access Person as required by Rule
17j-1(f) under the 1940 Act, including any information provided in lieu of the reports under Rule 17j-1(d)(2)(v), in an easily
accessible place for at least five years after the end of the fiscal year in which the report is made or the information is provided;
c.	A record of all persons, currently or within the past five years, who are or were required to make reports under Rule 17j-1(d) or who are or were responsible for reviewing these reports, in an easily accessible place; and
d.	A copy of each report required by Rule 17j-1(c), for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.


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